Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-122917)  on Form N-1A of Grant Park Managed Futures Strategy Fund, a series of the Northern Lights Fund Trust, of our report dated April 1, 2013,relating to our audits of the consolidated financial statements and consolidated financial highlights, which appear in the Annual Report on Form N-CSR  of Grant Park Managed Futures Strategy Fund, a series of the Northern Lights Fund Trust, for the year ended January 31, 2013.

We also consent to the references to our firm under the captions "Independent Registered Public Accounting Firm" appearing in the Statement of Additional Information and "Consolidated Financial Highlights" appearing in the Prospectus, which are part of this Registration Statement.

Denver, Colorado

May 30,2013